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                                                                    Exhibit 99.2

CONTACTS:

(MEDIA):     TONY LENTINI              (713) 296-6227
             BILL MINTZ                (713) 296-7276

(INVESTOR):  ROBERT DYE                (713) 296-6662

(WEB SITE):  WWW.APACHECORP.COM

                                           FOR RELEASE AT 7:30 A.M. CENTRAL TIME

                APACHE INCREASES COMMON STOCK DIVIDEND 25 PERCENT

         Houston, Sept. 15, 2005--Apache Corporation (NYSE, Nasdaq: APA) announced today that its Board of Directors has voted to raise the quarterly cash dividend on its common stock 25 percent, to 10 cents per share from 8 cents per share, effective with the November dividend payment.

         This is the fourth consecutive year in which Apache has increased its common stock cash dividend. The company also paid a 10 percent common stock dividend in 2002, a 5 percent common stock dividend in 2003 and split its common stock two-for-one in 2004.

         The dividend on the common shares is payable Nov. 22, 2005, to stockholders of record on Oct. 24, 2005.

         The Board declared a regular cash dividend on Apache's Series B Cumulative Preferred Stock, payable Nov. 1, 2005, to holders of record on Oct. 15, 2005. The payment will be $14.20 per share, which is equivalent to $1.42 per depository share, each representing 1/10th of a share of Series B preferred stock. The Series B preferred is not currently listed on any exchange.

         Apache Corporation is a large independent oil and gas company with core operations in the United States, Canada, Egypt, Australia and the United Kingdom sector of the North Sea.

                                      -end-

         This news release contains certain "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995, including, without limitation, expectations, beliefs, plans and objectives regarding Apache's future corporate developments and dividends. The payment of future dividends on the company's common stock is dependent on the company's Board of Directors declaring such dividends after assessing prevailing conditions. Among the important factors that could cause actual results or the timing of dividend payments to differ materially from those indicated by forward-looking statements are major changes in the supply and demand or the outlook for prices of oil and natural gas, required regulatory approvals and the risk factors detailed from time to time in Apache's periodic reports and registration statements filed with the Securities and Exchange Commission.